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                                                                   EXHIBIT 10.40

                          FACILITIES TRANSFER AGREEMENT

         THIS AGREEMENT between SOUTH CAROLINA ELECTRIC AND GAS COMPANY, herein referred to as SCE&G and KNOLOGY Holdings, Inc. dba KNOLOGY of Charleston herein referred to as the "Licensee" is for the purpose of transferring and attaching Licensee's cables to replacement or additional poles at such time as SCE&G transfers and/or attaches its facilities subject to the following terms and conditions.

         1. Licensee agrees that SCE&G will transfer the Licensee's attachments on SCE&G owned poles where Licensee's straight line cable attachments and/or service drops exist, at SCE&G's sole discretion and at such time as SCE&G replaces its existing pole(s). SCE&G will have the option of transferring other types of attachments including but not limited to dead ends and down guys. Also at SCE&G's option, existing cables may be attached to intermediate mid-span poles at such time as SCE&G's facilities are attached.

         2. SCE&G will transfer facilities only if splicing can be avoided. Service drops which can be moved off the pole will be relocated onto the strand wire with appropriate clamps. All attachments on a given pole will be transferred. (No partial transfers will be done).

         3. The SCE&G crew supervisor, using local management approved guidelines, will have the sole authority to determine whether SCE&G will transfer any Licensee attachment. If the attachment can not be transferred by SCE&G, then SCE&G shall provide written notification to the Licensee immediately upon completion of all necessary transfer work of SCE&G facilities that the Licensee's attachments have not been transferred. The Licensee will have thirty
(30) days, after date of written notification by SCE&G, to transfer its attachments to the new poles. If the Licensee does not perform all necessary transfer work within the thirty (30) day period, SCE&G may at its option and at the sole expense of the Licensee, do whatever is necessary, including hiring of a contractor, to make the necessary transfers of all existing Licensee attachments to the new pole so that the replaced pole can be removed within a reasonable time.

         4. SCE&G engineering departments will review, in the field, all transfers to insure compliance with the recommendations and requirements of the latest edition of the "National Electric Safety Code", as approved by the South Carolina Public Service Commission and lawful rulings of State or other governmental authorities having jurisdiction that make such recommendations and requirements and in conformance with the latest SCE&G specifications and requirements. Failure to do so, however, shall in no way relieve Licensee of its responsibility to comply fully with such requirements for all transfer made by it. Work instructions will be noted on the appropriate form for transfers made by SCE&G, the Licensee shall have the right to inspect and shall have ten (10) working days from the date of notice of work completion to either approve the transfer and/or notify SCE&G of any corrections required for approval. SCE&G shall have twenty (20) working days from the receipt of written notification to correct any unsatisfactory transfer work. If said transfer work is not corrected to the Licensee's satisfaction, the Licensee shall have the right to reject said transfer work, and shall not be responsible for payment of the transfer fee.

         5. The Licensee shall pay SCE&G upon completion and acceptance of any Licensee transfer work performed by SCE&G, a transfer fee based primarily on the estimated direct and indirect costs associated with performing the transfers. The transfer fee shall be $50.00 per pole. It is expected that normally only one main cable attachment per pole will be involved. All service drops and other facilities transferred will be included in this price. Future adjustments in the transfer fee may be mutually agreed upon.



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         6. All billing is to be done through South Carolina Electric and Gas
Company's Northern Division Operations Services, on a monthly basis. A location drawing, and form(s) showing work completed, will be furnished to the Licensee along with the invoice. The Licensee shall initiate payment within thirty (30) days of receipt of the invoice.

         7. Material required to perform transfers, will be made available by the Licensee at no cost to SCE&G. SCE&G agrees to reuse all existing material wherever practical.

         8. The Licensee is responsible to provide training to SCE&G personnel when requested by SCE&G's local Line Supervisors or Associate Managers.

         9. All other matters relating to the rights and obligations of the parties arising out of Licensee's attachments to SCE&G's poles and not specifically and fully addressed herein, continue to be governed by the Pole Attachment Agreement(s) between the parties.

         10. This agreement may be terminated by either party, by giving to the other party at least thirty (30) days written notice.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective representatives, being duly authorized, on the dates indicated below.

         Dated this 11th day of February, 1998.

                             SOUTH CAROLINA ELECTRIC & GAS COMPANY


WITNESS:

/s/                          By /s/
--------------------------      ---------------------------------------------


                             Its: Vice President of Electric Service



In The Presence of           KNOLOGY Holdings, Inc. dba KNOLOGY of Charleston
                             ------------------------------------------------
                                               Licensee
WITNESS:


/s/ Dixie B. Noles           By: /s/ Bret T. McCants
--------------------------       --------------------------------------------
                                 Bret T. McCants

                             Its: VP - Construction
                                  -------------------------------------------